As filed with the Securities and Exchange Commission on October 20, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2481903
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	No.)

1450 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Iconix Brand Group, Inc. 2006 Equity Incentive Plan
(Full title of the plan)

Neil Cole, Chief Executive Officer and President
Iconix Brand Group, Inc.
1450 Broadway
New York, New York 10018
(Name and address of agent for service)

(212) 730-0030

(Telephone number, including area code, of agent for service)

Copy to:
Robert J. Mittman, Esq.
Ethan Seer, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share(3)	Proposed Maximum Offering Price (3)	Amount of Registration Fee

Common Stock, par value $.001 per share(2)	2,000,000 shares	$18.07	$ 36,140,000	$3,866.98

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the registrant's 2006 Equity Incentive Plan.

(2) Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Common Stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon the average of the high and low prices for the common stock as quoted on Nasdaq on October 17, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee
             Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 21, 2006;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on September 28 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 10, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 10, 2006;

•
Current Reports on Form 8-K filed with the SEC on January 5, 2006, April 6, 2006, April 17, 2006 and April 27, 2006, June 8, 2006, August 15, 2006, August 17, 2006 August 24, 2006, September 1, 2006 and September 28, 2006 and amendments to Current Reports on Form 8-K/A filed with the SEC on October 7, 2005, October 14, 2005, December 2, 2005 and June 27, 2006; and

•
The description of the registrant’s common stock and its preferred share purchase rights contained in its Registration Statements on Form 8-A, filed with the SEC and all amendments or reports filed by the registrant for the purpose of updating those descriptions.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the respective dates of filing of such reports and other documents; provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K or the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by the registrant pursuant to Section 14 of the Exchange Act. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunction relief, specific performance or other equitable relief against directors.

Article Ninth of the registrant's Certificate of Incorporation and the registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The forgoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Tenth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant's employment agreements with Mr. Neil Cole, Mr. Andrew Tarshis and Ms. Deborah Sorell Stehr provide that the registrant shall indemnify each of them for expenses incurred by them arising from actions, proceedings or claims against such persons while performing services for the registrant as an employee, officer or director. Mr. Cole’s employment agreement also provides for the registrant to use its best efforts to obtain directors’ and officers’ liability insurance for him and the employment agreements for Mr. Tarshis and Ms. Stehr provide that such persons will be added to the registrant’s directors' and officers' liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of JBC Holdings, LLC

23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Mudd (USA) LLC

23.4	Consents of Cohn Handler & Co. (related to the financial information for Rampage)

23.5	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Registration Statement any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 17th day of October 2006.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Neil Cole
Chief Executive Officer and
President

Each person whose signature appears below authorizes each of Neil Cole and Warren Clamen, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Iconix Brand Group, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date stated.

Signature	Title	Date

/s/ Neil Cole	Chief Executive Officer,	October 17, 2006
Neil Cole	President and Director (Principal Executive Officer)

/s/ Warren Clamen	Chief Financial Officer	October 17, 2006
Warren Clamen	(Principal Financial and Accounting Officer)

/s/ Barry Emanuel	Director	October 17, 2006
Barry Emanuel

/s/ Steven Mendelow	Director	October 17, 2006
Steven Mendelow

/s/ Michael _Groveman	Director	October 17, 2006
Michael Groveman

/s/ Drew Cohen	Director	October 17, 2006
Drew Cohen

Exhibit Index

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of JBC Holdings, LLC

23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Mudd (USA) LLC

23.4	Consents of Cohn Handler & Co. (related to the financial information for Rampage)

23.5	Consent of Blank Rome LLP (included in Exhibits 5 hereto)

24	Power of Attorney (included on the Signature Page of this Registration Statement)